Exhibit 32.4

Certification of Principal Financial Officer

In connection with the Quarterly Report on Form 10-Q of Tanger Properties Limited Partnership (the "Operating Partnership") for the period ended September 30, 2022 (the "Report"), the undersigned, principal financial officer of the Operating Partnership's general partner, hereby certifies, to such officer's knowledge, that:

(i)the Report fully complies with the requirements of Section 13(a) or Section 15(d), as applicable, of the Securities Exchange Act of 1934, as amended; and

(ii) the information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Operating Partnership.

Date:	November 4, 2022	/s/ Thomas J. Guerrieri Jr.
Thomas J. Guerrieri Jr.
Senior Vice President and Chief Accounting Officer
Tanger Factory Outlet Centers, Inc., sole general partner of the Operating Partnership
(Principal Financial Officer)